Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION ANNOUNCES EARNINGS INCREASE
FOR THE QUARTER AND FISCAL YEAR ENDED MARCH 31, 2012

Aiken, South Carolina (May 7, 2012) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced results for its fiscal year and for the fourth quarter of its fiscal year ended March 31, 2012.  The Company reported net income available to common shareholders of $1.36 million or $0.46 per common share (basic) for the fiscal year ended March 31, 2012 an increase of $197,000 or 17.01% compared to net income available to common shareholders of $1.16 million or $0.43 per common share (basic) for the prior fiscal year ended March 31, 2011.  Net income available to common shareholders for the quarter ended March 31, 2012 was $320,000 or $0.11 per common share (basic), an increase of $39,000 or 13.9% compared to $281,000 or $0.10 per common share (basic) for the quarter ended March 31, 2011.

The increases in earnings for the year and the quarter ended March 31, 2012 are primarily a result of a decrease in non-interest expenses combined with an increase in non-interest income.  These factors were offset slightly by a decrease in net interest income and an increase in the provision for loan losses.

Non-interest expense decreased $3.12 million or 13.10% to $20.7 million for the year ended March 31, 2012 and decreased $1.44 million or 21.91% to $5.1 million for the quarter ended March 31, 2012.  The decreases are due to decreases in salary and employee benefits, FDIC premiums, and the net cost of operation of other real estate owned.  Non-interest income increased $147,000 or 2.16% to $6.94 million for the year ended March 31, 2012 and increased $38,000 or 2.41% to $1.61 million for the quarter ended March 31, 2012 primarily due to increases in gain on sale of investments offset partially by decreases in the gain on sale of loans.

The net interest margin decreased 8 basis points to 3.09% for the year ended March 31, 2012 compared to 3.17% for the previous year. As a result, net interest income decreased $1.52 million or 5.48% to $26.13 million for the year ended March 31, 2012, compared to $27.65 million for the year ended March 31, 2011. For the three months ended March 31, 2012, net interest margin decreased 48 basis points to 2.93% down from 3.41% for the same quarter in 2011. As a result, net interest income decreased $1.20 million or 16.33% to $6.14 million for the three months ended March 31, 2012, compared to $7.34 million for the three months ended March 31, 2011.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, increased $10.30 million or 38.86% to $36.82 million at March 31, 2012 from $26.52 million at March 31, 2011.  Consistent with the increase in non-performing assets, the provision for loan losses increased $850,000 or 10.90% to $8.65 million for the year ended March 31, 2012 compared to $7.80 million for the previous year.  For the quarter ended March 31, 2012, charges to the provision for loan losses were

$1.95 million, an increase of $100,000 or 5.41% compared to $1.85 million for the same period in the fourth quarter of 2011. Management closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 3.32% of total loans held for investment at March 31, 2012 and 2.54% of total loans held for investment at March 31, 2011.

Also during fiscal 2011, the Company was able to reduce the annual cumulative dividend rate paid on preferred stock due to its participation in the Community Development Capital Initiative (“CDCI”).  The annual cumulative dividend rate of 5% paid on the Series A preferred stock issued to the U.S. Treasury through the Capital Purchase Program in 2008 was reduced to an annual dividend rate of 2% paid on the Series B preferred stock issued to the U.S. Treasury through its participation in the CDCI program.  The Company was eligible for participation in the CDCI program due to its outstanding record of serving traditionally under-served markets.  As a result of this exchange, preferred stock dividends decreased $245,000 or 35.77% for the year ended March 31, 2012.  For the quarter ended March 31, 2012 the preferred stock dividend was $110,000, unchanged from the same period in 2011.

Total assets at March 31, 2012 were $924.64 million compared to $933.54 million at March 31, 2011, a decrease of $8.91 million or 0.95% for the year.  Net loans receivable decreased $55.96 million or 11.55% to $428.51 million at March 31, 2012 from $484.47 million at March 31, 2011 due to decreased loan demand.  Total deposits increased $5.84 million or 0.85% to $696.20 million at March 31, 2012 compared to $690.36 million at March 31, 2011.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $17.46 million or 10.87% to $143.11 million at March 31, 2012 from $160.57 million at March 31, 2011.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2011.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT HIGHLIGHTS
(In Thousands, except for Earnings per Common Share)

	Quarter Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011

Total interest income	$8,952	$10,801	$38,529	$43,742

Total interest expense	2,814	3,465	12,397	16,095

Net interest income	6,138	7,336	26,132	27,647

Provision for loan losses	1,950	1,850	8,650	7,800

Net interest income after
provision for loan losses	4,188	5,486	17,482	19,847

Non-interest income	1,614	1,576	6,942	6,795

Non-interest expense	5,125	6,563	20,717	23,841

Income before income taxes	677	499	3,707	2,801

Provision for income taxes	247	108	1,912	958

Net income	430	391	1,795	1,843

Preferred stock dividends & accretion	110	110	440	685

Net income available to
common shareholders	$320	$281	$1,355	$1,158

Earnings per common share (basic)	$0.11	$0.10	$0.46	$0.43

BALANCE SHEET HIGHLIGHTS
(In Thousands, except for Book Value per Common Share and Ratios)

		March 31, 2012	March 31, 2011

Total assets	$924,637		$933,544

Cash and cash equivalents	9,331		7,836

Total loans receivable, net	428,511		484,471

Investment and mortgage-backed securities	421,631		372,418

Deposits	696,201		690,357

Borrowings	143,110		160,571

Shareholders' equity	80,772		76,012

Book value per common share	$19.83		$18.21

Total risk based capital ratio (1)	18.71%		16.61%

Non performing assets (2)	36,818		26,515

Non performing assets to total assets	3.98%		2.84%

Allowance as a percentage of loans held for investment		3.32%	2.54%

(1)- This ratio is calculated using Security Federal Bank only information and not consolidated information
(2)- Non performing assets are reported net of specific reserves of $0 in March 2012 and $432,000 in March 2011.